Exhibit 80.10

Legal Opinion and Letter of Counsel

November 30, 1999

Board of Trustee
TriStar Investment Trust
13605 Crestway Drive
Brook Park, Ohio 44142-2675

Re: Registration Statement on Form N-1A Covering Offering of

Beneficial Interests of TriStar Investment Trust

Gentlemen:

We have acted as counsel to Tri-Star Investment Trust, an Ohio business trust (the "Trust"), in conjunction with the registration of an unlimited number of units (the "Units") of beneficial interest in the Trust pursuant to a registration statement on Form N-1A as filed with the Securities and Exchange Commission (the "Registration Statement").

We have examined the Certificate of Trust and Declaration of Trust of the Trust and the filings before the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended ("1940 Act").

In rendering our opinion, we have assumed (i) the genuineness of all signatures; (ii) that parties executing documents, other than the Company, had obligations under those documents, the due authorization by all requisite corporation action of the execution and delivery of those documents and the validity and binding effect of those documents on those parties; and (iii) the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to questions of fact material to our opinions, we have relied solely upon the documents and instruments described above and have assumed the accuracy and correctness of all statements of fact contained therein.

Based on the foregoing, we are of the opinion that the Units have been duly authorized for issuance by all necessary action and, when issued in accordance with the terms of the offering, will be validly issued, fully paid and nonassessable.

We are admitted to practice before the Bar of the State of Nebraska only. We are not admitted to practice in Ohio, the jurisdiction of the Trust’s formation, or in any other jurisdiction in which the Company owns or may own property or may transact business. In furnishing the opinions expressed above, we advise that our opinions are with respect only to federal law and the laws of the State of Nebraska in effect as of the date hereof, and in all respects are subject to and may be limited by future legislation, regulations and judicial decisions. To the extent that such opinions are derived from laws of other jurisdictions, such statements are based on examinations or relevant authorities and are believed to be correct, but we have obtained no legal opinions as to such matters from lawyers licensed to practice in such other jurisdictions.

We hereby consent to the use of our name and to the reference to our firm in Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Christian R. Blunk
Christian R. Blunk

CRB/pak